UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

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CEL-SCI CORPORATION
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CEL-SCI CORPORATION

8229 Boone Blvd., Suite 802

Vienna, Virginia 22l82

(703) 506-9460

March 2024

Dear CEL-SCI Shareholders:

Last year we successfully moved our investigational Multikine® (Leukocyte Interleukin, Injection)* cancer therapy forward on the clinical, manufacturing, and regulatory fronts by overcoming several challenges as the biotechnology sector went through very difficult times. The results from our Phase 3 trial presented us with a conundrum in that we had great survival data with Multikine as a pre-surgical treatment in head and neck cancer when followed by surgery and radiotherapy only, but not when followed by surgery, radiotherapy, and chemotherapy. The key issue was how to determine who should be treated with Multikine, which is given before surgery, while the determination of who gets chemotherapy added to their treatment is made after surgery. We solved this issue with great success and presented the selection criteria at a major oncology conference:

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CEL-SCI identified the target head and neck cancer patient population for Multikine that will be the basis for the Company’s regulatory filings for marketing clearance. In October 2023, the new data were presented at the 2023 European Society for Medical Oncology (ESMO) Congress. The target population, which saw its 5-year risk of death cut in half, can be identified prior to surgery upon diagnosis with tests that physicians routinely use in cancer screenings, a key finding for Multikine, which is a neoadjuvant therapy. A summary of Multikine’s results in the target population include the following:

○	Risk of death cut in half at 5 years vs. control
○	73% survival for Multikine vs 45% in the control at 5 years
o	28.6% absolute 5-year overall survival benefit versus control; statistically significant p = 0.0015 and hazard ratio = 0.35
○	Tumor reduction rate >13% and tumor downstaging >35%
o	Low PD-L1 tumor expression (as compared to high PD-L1 where Keytruda and Opdivo work best)
○	No safety signals or toxicities vs standard of care

Target population is an estimated 145,000 patients (global, annual) with newly diagnosed squamous cell carcinoma of the head and neck (SCCHN) who present with:

◾	No lymph node involvement (via PET scan)
◾	Low PD-L1 tumor expression (TPS<10) (via biopsy).

○	Physicians routinely assess these features at baseline; no extra tests needed. These features make it easy to write a label for Multikine, which is essential for drug approval.
○	CEL-SCI estimates that low PD-L1 patients represent about 70% of locally advanced primary SCCHN patients.

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In manufacturing, a major issue was the U.S. government’s rules prioritizing companies that make COVID products to receive medical supplies. This caused delays in our work commissioning our Multikine manufacturing facility. Fortunately, we were able to finish this critical work in January 2024:

CEL-SCI’s cGMP state-of-the-art dedicated manufacturing facility commissioning was completed, a significant milestone toward a planned Biologics License Application (BLA) with several regulatory agencies for approval of Multikine. The Company’s manufacturing trade secrets, capabilities, and know-how are high-value key strategic assets that are very difficult for others to replicate.

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Usually companies pursue only one regulator, presumably because it is a great deal of work to pursue more. Since Multikine is a unique pre-surgical cancer drug, we decided to in parallel talk to the world’s leading regulators: FDA (U.S.), EMA (Europe), MHRA (UK) and Health Canada (Canada). In our discussions so far, we have been well received, and we have been told that clinically our results are very meaningful and promising. Regulators have been responsive and willing to help us. Here is an update of what we can share with you:

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o	CEL-SCI has submitted the target population data and a proposed study protocol for a confirmatory study of 212 patients to the U.S. Food and Drug Administration (FDA) in Q1 2024.
o	Health Canada advised CEL-SCI to request advance consideration for approval under a Notice of Compliance with Conditions (NOCC) policy.
o	The United Kingdom’s National Institute for Health and Care Excellence (NICE) selected Multikine to be evaluated as the potential new standard of care for SCCHN. NICE posted a detailed report (https://www.io.nihr.ac.uk/wp-content/uploads/2023/10/5578-Multikine-with-Cyclophosphamide-Indomethacin-and-Zinc-for-Head-and-Neck-Cancer-V1.0-OCT2023-NON-CONF.pdf) from the UK’s National Institute for Health and Care Research (NIHR) regarding Multikine, its clinical data, and its potential to become a better standard of care in treating newly diagnosed head and neck cancer in the UK.
o	The European Medicines Agency’s (EMA) Paediatric Committee granted CEL-SCI a product-specific waiver of strict requirements for commercialization of cancer drugs in the European Union (EU). The waiver is a big step forward for Multikine, as it removes a major hurdle on the path towards commercialization in Europe.
o	Meetings with the UK regulators and the EMA are expected H1 2024.

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New PD-L1 biomarker findings from the Phase 3 study, which have been integrated into the new target population, demonstrated that Multikine significantly increases overall survival in patients with low levels of tumor cell PD-L1 expression. This is in stark contrast to approved checkpoint inhibitors, such as Keytruda and Opdivo, which most often show longer survival in a proportion of patients with a higher level of tumor cell PD-L1 expression, suggesting a combination therapy could boost patient outcomes. CEL-SCI filed a patent for the use of Multikine in tumors expressing low levels of PD-L1.

•	We also presented new data at a number of leading scientific conferences:

○	10th European Congress on Head & Neck Oncology (ECHNO) 2023

◾

“Leukocyte Interleukin Injection (LI) immunotherapy followed by radiotherapy extends overall survival (OS) in treatment naïve locally advanced primary squamous cell carcinoma of the head & neck: the IT-MATTERS Study”

(https://cel-sci.com/wp-content/uploads/2023/07/CEL-SCI-ECHNO-Abstract-77-ePoster-FINAL.pdf)

○	European Society for Radiotherapy and Oncology (ESTRO) 2023

◾	“Histopathology population (HPP) confirms Multikine* [Leukocyte Interleukin Injection (LI)] treatment (Tx) outcome in naïve locally advanced primary head & neck squamous cell carcinoma SCCHN)”
(https://cel-sci.com/wp-content/uploads/2023/07/CEL-SCI-ESTRO-PO-1231-ePoster-FINAL.pdf)

○	American Head and Neck Cancer Society’s (AHNS) 11th Annual International Conference on Head and Neck Cancer 2023

◾

“Tumor cell PD-L1 biomarker confirms Leukocyte Interleukin Injection (LI) treatment (Tx) survival outcome advantage in naive locally advanced primary head & neck squamous cell carcinoma (SCCHN), the IT-MATTERS Study”

(https://eppro02.ativ.me/web/page.php?page=IntHtml&project=AHNS23&id=129110)

○	European Society for Medical Oncology (ESMO) Annual Congress 2023

◾

“Early response to Neoadjuvant Leukocyte Interleukin Injection (LI) immunotherapy extends overall survival (OS) in locally advanced primary squamous cell carcinoma (SCC) of the head & neck (HN): the IT-MATTERS Study”

(https://cel-sci.com/wp-content/uploads/2023/10/ESMO-2023-Poster_893P_FINAL.pdf)

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CEL-SCI Has All The Ingredients For Approval

We can identify at diagnosis the patients most likely to have pre-surgical responses to Multikine. The survival statistics in this target population are so good that it is hard to imagine how they could be challenged or ignored. Multikine’s safety profile is very favorable compared to other oncology agents. And, we have a manufacturing plant that can make an estimated $2 billion worth of Multikine annually.

CEL-SCI is ready— and we believe patients and doctors are, too. A new drug for our targeted disease (previously untreated locally advanced primary resectable squamous cell carcinoma of the head and neck) has not been approved by the FDA in decades. The current standard of care provides only a 50-50 chance of living past five years. Large companies have tried and failed to improve this figure. Patients desperately need better treatments.

We now have the ingredients for delivering results to investors as well. While the biotech stock market always has its ups and downs, the clinical data will stand firm and drive the final success for CEL-SCI.

CEL-SCI plans to seek approval for immediate patient access to Multikine without waiting on the results of a new trial wherever possible. There are regulatory pathways specifically designed for such approvals that CEL-SCI is pursuing worldwide. These pathways are called “conditional approvals” (or, in the U.S., accelerated approval) which means you can be approved first while a confirmatory study is ongoing and before that study is completed. Our situation—where we have selected a portion of the Phase 3 study for our target population—is precisely why these regulatory pathways were adopted by regulatory bodies, so that patients do not need to wait many years before gaining access to promising drugs that have already been shown to provide clinical benefit.

Thank you for your continued support.

Sincerely,

Geert Kersten

Chief Executive Officer

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. When used in this press release, the words "intends," "believes," "anticipated," "plans" and "expects," and similar expressions, are intended to identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. Such statements include, but are not limited to, statements about the terms, expected proceeds, use of proceeds and closing of the offering. Factors that could cause or contribute to such differences include an inability to duplicate the clinical results demonstrated in clinical studies, timely development of any potential products that can be shown to be safe and effective, receiving necessary regulatory approvals, difficulties in manufacturing any of the Company's potential products, inability to raise the necessary capital and the risk factors set forth from time to time in CEL-SCI's filings with the Securities and Exchange Commission, including but not limited to its report on Form 10-K for the year ended September 30, 2023. The Company undertakes no obligation to publicly release the result of any revision to these forward-looking statements which may be made to reflect the events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

* Multikine (Leukocyte Interleukin, Injection) is the trademark that CEL-SCI has registered for this investigational therapy. This proprietary name is subject to FDA review in connection with the Company's future anticipated regulatory submission for approval. Multikine has not been licensed or approved for sale, barter or exchange by the FDA or any other regulatory agency. Similarly, its safety or efficacy has not been established for any use.

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